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                                             AMB PROPERTY, L.P.
                               COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO
                                               (IN THOUSANDS)
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                                                                                                              FOR THE THREE MONTHS
                                                                                                                 ENDED MARCH 31,
Earnings                                                                                                       2002           2001
                                                                                                               ----           ----
Income from continuing operations before adjustment for minority interest                                     34,615         47,617
Add:
      Minority interest in income of majority owned subsidiaries                                              11,503          9,820
      Fixed charges                                                                                           41,816         41,396
      Amortization of capitalized interest                                                                       212            116
      Losses from unconsolidated entities                                                                          -            149
      Distributed income from unconsolidated entities                                                          1,433          1,173

Less:
      Interest capitalization                                                                                 (1,791)        (3,782)
      Preferred distributions of consolidated subsidiaries                                                    (3,537)        (5,456)
      Income from unconsolidated entities and other                                                             (458)          (440)
                                                                                                              ----------------------
            Total earnings                                                                                    83,793         90,593

Fixed charges

      Interest on indebtedness (including amortization of premiums and financings costs)                      35,851         31,552
      Interest capitalized                                                                                     1,791          3,782
      Portion of rents representative of the interest factor                                                     637            606
      Preferred distributions of consolidated subsidiaries                                                     3,537          5,456
                                                                                                              ----------------------
          Total fixed charges                                                                                 41,816         41,396


      Earnings to fixed charges                                                                                  2.0            2.2
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